Exhibit 10.1

HOBBS BROOK OFFICE PARK

610 Lincoln Street, Waltham, Massachusetts

SECOND AMENDMENT TO LEASE, SUBLEASE, AND

ASSIGNMENT, ASSUMPTION AND AMENDMENT OF SUBLEASE AGREEMENT

BG Medicine, Inc.

Second Amendment to Lease, Sublease, and Assignment, Assumption and Amendment of Sublease Agreement (“Second Amendment”) dated as of May 19, 2009, between 610 Lincoln LLC, a Delaware limited liability company (“Landlord”), and BG Medicine, Inc., a Delaware corporation (“Tenant”).

Background

A. Landlord, as landlord, and GPC Biotech Inc. (“GPC”), as tenant, entered into that certain Lease dated as of March 26, 2001, as amended by that certain First Amendment to Lease dated as of January 1, 2002 (as amended, the “Prime Lease”), for certain premises located within the building at 610 Lincoln Street, Waltham, Massachusetts described in the Prime Lease.

B. GPC, as sublessor, and Tenant, as sublessee, entered into that certain Sublease dated April 14, 2005 (the “Sublease”), with respect to certain portions of the premises under the Prime Lease (the “Premises”).

C. Landlord, Tenant and GPC entered into that certain Assignment, Assumption and Amendment of Sublease Agreement dated as of December 31, 2007 (the “Assignment”), under which Landlord assumed from GPC the interest of sublandlord under the Sublease as more fully set forth in the Assignment.

D. The Prime Lease, as it related to Landlord and GPC, terminated and Tenant continued to lease the Premises from Landlord under the terms of the Prime Lease, as affected by the Sublease and the Assignment (collectively, the “Original Lease”). Capitalized terms used and not otherwise defined in this Second Amendment shall have the meanings ascribed to them in the Original Lease.

E. Landlord and Tenant desire that Tenant should continue to lease the Premises for an extended term and that certain modifications and amendments be made to the Original Lease, all as more fully set forth in this Second Amendment.

Agreement

FOR VALUE RECEIVED, Landlord and Tenant agree as follows:

1. Lease. The First Amendment to Lease dated as of January 1, 2002, the Sublease and the Assignment are hereby deleted in their entirety. The following provisions of the Original Lease are hereby deleted: Articles/Sections: 1.1 (except, however, the definitions of “Landlord’s

Address”, “Land”, “Building”, “Total Rentable Floor Area of Building”, “Permitted Uses” and “Public Liability Insurance” are incorporated herein), 1.2, the first four (4) sentences of 2.1 (and the words “Until the Delivery Date for Premises B,” of the fifth sentence of 2.1), the words “, and the Special Permit dated March 9, 1992 allows Tenant to operate the Premises for the Permitted Uses” in the last sentence of the second paragraph of 2.1, the third paragraph of 2.1, 2.4, the first paragraph of 2.5, 2.6.1, the last paragraph of 2.6.3, Article III, 4.1.4, 4.3.3, 4.4, 8.3, 8.6, 8.18(e), 8.20, the last grammatical paragraph of 9.2; and Exhibits A, B, E, F, H, I and J.

From and after the date hereof, the Lease is comprised of the Original Lease (as affected by the preceding sentences), as amended by this Second Amendment, and as it may be amended, modified and supplemented from time to time (the “Lease”).

2. Premises. For the rent and upon the terms and conditions in the Lease, Landlord hereby leases to Tenant and Tenant leases from Landlord the Premises, consisting of (a) 15,050 rentable square feet of space located on the first and third floors of the Building (the “Office Space Premises”) and (b) 6,500 rentable square feet of laboratory space located on the third floor of the Building (the “Lab Space Premises”), as shown on Exhibit 1 attached hereto.

3. As-Is. The Premises are being leased in their “as-is” condition without representation or warranty by Landlord, and Landlord shall not be required to perform any improvement work or make any alterations in connection with Tenant’s occupancy of the Premises during the Term.

4. Term Extension. The Term of the Lease is hereby extended for an additional approximately four (4) year term commencing on the date of this Second Amendment and expiring on March 31, 2013, which shall be the new Term Expiration Date.

5. Security Deposit. Tenant previously provided to Landlord a letter of credit issued by Silicon Valley Bank dated October 10, 2008, as amended, with an expiration date of June 30, 2009. On or before June 1, 2009, Tenant shall deliver to Landlord a replacement letter of credit complying with the requirements of the Lease, including, without limitation, Section 8.18, except that the amount of such letter of credit shall be $36,667.00.

6. Annual Fixed Rent. Commencing on April 1, 2009, Tenant covenants and agrees to pay Annual Fixed Rent to Landlord in equal monthly installments on the first day of each calendar month during the Term, as follows:

OFFICE SPACE PREMISES:

Time Period	Rent Per Rentable Square Foot	Annual Fixed Rent	Monthly Rent
April 1, 2009 through initial Term Expiration Date	$28.00	$421,400.00	$35,116.67

LAB SPACE PREMISES:

Time Period	Rent Per Rentable Square Foot	Annual Fixed Rent	Monthly Rent
April 1, 2009 through initial Term Expiration Date	$30.00	$195,000.00	$16,250.00

All payments shall be made without billing or demand and without deduction, setoff or counterclaim. All payments shall be made to Landlord at Landlord’s Address as specified in Section 1.1, or to such other entities at such other places as Landlord may from time to time designate.

7. Additional Rent – Office Space Premises. Commencing on April 1, 2009, Tenant covenants and agrees to pay to Landlord, as “Additional Rent”, at the times and in the manner set forth in Section 2.6 of the Lease, (i) an amount equal to the product of (a) the Rentable Floor Area of the Office Space Premises and (b) the excess (if any) of Landlord’s Operating Expenses per square foot of Rentable Floor Area of the Building over Base Operating Expenses per Square Foot of Rentable Floor Area of the Building, (ii) an amount equal to the product of (a) the Rentable Floor Area of the Office Space Premises and (b) the excess (if any) of Landlord’s Taxes per square foot of Rentable Floor Area of the Building over Base Taxes Per Square Foot of Rentable Floor Area of the Building, provided that if less than the Total Rentable Floor Area of the Building is occupied at any time during such period, Landlord may extrapolate components of Landlord’s Operating Expenses and Landlord’s Taxes as though the Total Rentable Floor Area of the Building had been ninety-five percent (95%) occupied at all times during such period, and (iii) any other charges payable by Tenant to Landlord under the Lease. “Rentable Floor Area of the Office Space Premises” is conclusively agreed to mean 15,050 square feet located on the first and third floors of the Building. “Base Operating Expenses per Square Foot of Rentable Floor Area of the Building” means Landlord’s Operating Expenses per square foot of Rentable Floor Area of the Building for the calendar year 2009, adjusted to reflect 95% occupancy. “Base Taxes Per Square Foot of Rentable Floor Area of the Building” means Landlord’s Taxes per square foot of Rentable Floor Area of the Building for the calendar year 2009. “Total Rentable Floor Area of the Building” is conclusively agreed to be 85,430 square feet. The term “rent” as used in the Lease means Annual Fixed Rent and Additional Rent as set forth in the Lease. Appropriate adjustments shall be made for any portion of a year at the beginning or end of the Term.

For the avoidance of doubt, the obligations of Tenant to pay a portion of Landlord’s Operating Expenses and Landlord’s Taxes set forth in this Section 7 and Section 8 below supersede and replace any such obligations as specified under Section 2.6.1 of the Lease.

8. Additional Rent – Lab Space Premises. It is intended by Landlord and Tenant that the Annual Fixed Rent for the Lab Space Premises be net of all costs and expenses related to the Lab Space Premises. On account of the Lab Space Premises only, Tenant shall during the Term pay to Landlord, as Additional Rent hereunder, (a) the Tenant’s Percentage (as hereinafter defined) of Common Expenses (as hereinafter defined), and (b) one hundred percent (100%) of Lab Space Premises Operating Costs (as hereinafter defined). The costs and expenses payable by Tenant with respect to the Lab Space Premises are collectively referred to herein as the “Tenant’s Share”. For purposes of the Lease, the following terms shall have the following respective meanings:

(i) “Tenant’s Percentage” shall mean the rentable square footage of the Lab Space Premises divided by the rentable square footage of the Building, expressed as a percentage. As of the date hereof, based upon the Lab Space Premises as of such date containing 6,500 rentable square feet and the Building as of such date containing 85,430 rentable square feet, the Tenant’s Percentage shall be seven and sixty-one one-hundredths percent (7.61%).

(ii) “Common Expenses” shall mean Landlord’s Operating Expenses and Landlord’s Taxes, both as defined in the Lease.

(iii) “Lab Space Premises Operating Costs” shall mean, in each case solely to the extent not otherwise payable by Tenant under the definition of Common Expenses above, (x) all out-of-pocket, third party costs and expenses incurred by Landlord in providing services directly to the Lab Space Premises including, without limitation, those services listed in Exhibit 5, and (y) Tenant’s pro rata share of any out-of-pocket, third party costs incurred by Landlord for any other permits, licenses, services and other costs incurred by Landlord with respect to operation and maintenance of laboratory facilities in the Building including, without limitation, costs incurred in connection with the licenses and services detailed in Exhibit 3. For purposes of this Section 8, “Tenant’s pro rata share” shall mean the Rentable Floor Area of the Lab Space Premises divided by the Rentable Floor Area of laboratory facilities in the Building benefited by such permit, license or service, as determined by Landlord from time to time, expressed as a percentage.

Landlord may bill Tenant for Tenant’s Share based on reasonably estimated projected costs (the “Estimated Costs”), in which case Tenant shall pay Tenant’s Share, as Additional Rent hereunder, based on such estimated amounts, such estimates to be based on the estimates by Landlord. At least annually, and not later than fifteen (15) days after Landlord’s annual accounting as more particularly described under Section 2.6.2 of the Lease, Landlord shall provide to Tenant copies of all records and documents relating to the annual accounting including, but not limited to, all materials and reconciliations supplied by Landlord. Tenant shall have the right to dispute any such charges in the manner set forth in Section 2.6.2 of the Lease. To the extent Tenant’s Share of the Estimated Costs exceeds Tenant’s Share of the actual costs and expenses, Landlord shall credit (or promptly refund, as appropriate) such excess amount against amounts due from Tenant hereunder. To the extent Tenant’s Share of actual costs and expenses exceeds Tenant’s Share of Estimated Costs, Tenant shall pay Landlord the amount of such deficiency upon demand as Additional Rent hereunder.

9. Electricity. From and after the Extension Commencement Date, the second sentence of Section 2.7 is hereby deleted and replaced with the following: “Tenant covenants and agrees to pay, as Additional Rent, the cost of such electricity, which shall be separately metered or check metered and billed to Tenant monthly without markup.”

10. Additional Tenant Rights. Subject to the terms and conditions of the Lease, Landlord has agreed to make available to Tenant, in connection with Tenant’s use and occupancy of the Premises, certain services, and to authorize Tenant to use certain permits and licenses, held by Landlord, including those services and licenses listed on Exhibit 3 attached hereto, jointly with Landlord and others who may be authorized by Landlord from time to time, as well as the following:

(a) Landlord shall provide customary janitorial and custodial services (i) to the Lab Space Premises in accordance with the schedule attached hereto as Exhibit 5, and (ii) to the Office Space Premises in accordance with the schedule attached hereto as Exhibit 6.

(b) Landlord grants Tenant a license to the use, occupancy and operation of the Premises under the auspices of all existing municipal, state and federal licenses and permits held by Landlord with respect to the use and operation of laboratory and research facilities within the Premises including, without limitation, the Sewer Use Discharge Permit. Tenant represents, warrants and covenants that it has obtained and will maintain at its sole expense its own Flammable Storage Permit for the materials and up to the maximum quantities set forth on Exhibit 4 attached hereto. Landlord will maintain the Sewer Use Discharge Permit unless the Massachusetts Water Resource Authority requires otherwise; in such event, Landlord shall provide written notice thereof to Tenant and Tenant shall apply in its own name for, and obtain at its sole expense its own Sewer Use Discharge Permit.

(c) Landlord grants Tenant the right to connect to Landlord’s emergency generator, to the extent Landlord’s generator has capacity to support Tenant’s usage as reasonably determined by Landlord, through the outlets existing in the Premises as of the date hereof.

11. Early Termination Rights. During the Term, Tenant shall have the right to terminate this Lease effective between September 1, 2010 and the date six (6) months before the Term Expiration Date (the “Tenant’s Early Termination Window”), provided that Tenant provides Landlord with written notice given at least six (6) months (but not more than twelve (12) months) prior to the effective date of such termination (the “Tenant’s Early Termination Date”) and provided that Tenant’s Early Termination Date is within Tenant’s Early Termination Window. If Tenant elects to terminate this Lease in accordance with this Section 11, and if Tenant’s Early Termination Date is on or prior to January 31, 2011, then Tenant shall pay to Landlord on or before Tenant’s Early Termination Date an amount equal to two (2) months Annual Fixed Rent. In the event of such election by Tenant, this Lease shall terminate on Tenant’s Early Termination Date as if Tenant’s Early Termination Date were the Term Expiration Date hereof.

During the Term, Landlord shall have a one time right to terminate this Lease effective between March 31, 2011 and the date six (6) months before the Term Expiration Date (the “Landlord’s Early Termination Window”), provided that (i) Landlord provides Tenant with written notice (“Landlord’s Termination Notice”) given at least six (6) months (but not more than twelve (12) months) prior to the effective date of such termination (the “Landlord’s Early Termination Date”), (ii) Landlord’s Early Termination Date is within Landlord’s Early Termination Window, and (iii) Landlord elects to exercise this early termination right following its acceptance of a bona fide, non-binding, arms-length term sheet from an unaffiliated third party (the “Replacement Tenant”) to lease the full Building and provides to Tenant a copy of such term sheet (which Landlord may reasonably redact to protect information Landlord deems to be confidential) along with Landlord’s Termination Notice. Landlord shall have no obligation to pay Tenant in connection with Landlord’s election to terminate the Lease under this Section 11. In the event of such election by Landlord, this Lease shall terminate on Landlord’s Early Termination Date as if Landlord’s Early Termination Date were the Term Expiration Date hereof. Notwithstanding the foregoing, if Landlord and the Replacement Tenant have not executed a lease within one hundred twenty (120) days after delivery of Landlord’s Termination Notice, Landlord may (but shall not be obligated to) withdraw Landlord’s Termination Notice by written notice given to Tenant (“Landlord’s Withdrawal Notice”). If, within ten (10) business days after delivery of Landlord’s Withdrawal Notice, Tenant delivers a written notice to Landlord in which Tenant elects to accept Landlord’s withdrawal of Landlord’s Termination Notice, the Lease shall continue, without modification, through the Term Expiration Date (as the same may be extended pursuant to Section 13 below). If Tenant does not deliver a written notice accepting Landlord’s withdrawal of Landlord’s Termination Notice as provided in the foregoing sentence, this Lease shall terminate on Landlord’s Early Termination Date as if Landlord’s Early Termination Date were the Term Expiration Date hereof

12. Right of First Offer for Additional Premises. If Landlord desires to lease all or any portion of the premises described in the “Plans of First Offer Space” attached hereto as Exhibit 2 to any third party, Landlord shall first offer to lease such space (the “Offered Space”) to Tenant at the Expansion Market Rent (defined below) and except as otherwise specified herein on the same terms and conditions as this Lease, provided, however, that (a) Tenant must lease the Offered Space for at least a three (3) year term, and (b) the Offered Space shall be leased by Tenant in its “as is” condition. If at the time Tenant wishes to lease the Offered Space the remaining portion of the Term is less than three (3) years, then Landlord shall offer to extend the Term (which extension will be applicable to the Premises and the Offered Space) so that the Term Expiration Date occurs at least three (3) years after Tenant leases the Offered Space and the Annual Fixed Rent for the Premises after the originally scheduled Term Expiration Date shall be at the Expansion Market Rent determined under this Section 12. Such extension offer shall be in addition to, and not in lieu of, the extension option set forth in Section 13 below. Any tenant or occupant of the Offered Space from time to time, any affiliate thereof, or any party having a right (including right of first offer) to lease such space as of the date hereof shall not be considered a “third-party” for purposes of this Section 12, and Landlord shall be free to lease the Offered Space to any of the foregoing without offering the same to Tenant. Any offer by Landlord to lease all or a portion of the Offered Space shall be accompanied by Landlord’s good faith determination of the Expansion Market Rent and other terms and conditions.

Any offer by Landlord under this Section 12 may he accepted by Tenant by written notice given within fifteen (15) business days of delivery of Landlord’s offer. Landlord agrees to meet with Tenant, if Tenant requests such meetings, at least twice during such fifteen (15) business day period at reasonable, mutually agreed upon times during business days to discuss such offer. If Tenant fails to timely accept Landlord’s offer, such offer shall be deemed conclusively waived by Tenant, and Landlord shall have no further obligation to offer the Offered Space to Tenant nor shall Tenant have any further right to lease the same under this Section 12 so long as (i) Landlord enters into a tease agreement with respect to the Offered Space within one hundred twenty (120) days after the date that Landlord offered to lease the

Offered Space to Tenant and (ii) the net effective rental rate thereunder is at least ninety percent (90%) of the net effective rental rate in Landlord’s offer to Tenant. If Landlord desires to offer the Offered Space at a net effective rental rate less than ninety percent (90%) of the net effective rental rate in Landlord’s offer to Tenant, or does not lease the Offered Space within such one hundred twenty (120) day period, then the right of first offer in this Section 12 shall again apply to the Offered Space, and Landlord may not lease it without again complying with the provisions hereof. In the event that Tenant accepts any offer by Landlord under this section, the leasing of such Offered Space shall be documented by an Amendment to the Lease. Tenant’s rights under this Section 12 shall be rendered void, at Landlord’s election, if Tenant is in default (subject to any applicable notice and cure periods) at the time Tenant notifies Landlord of its interest in leasing the applicable portion of the Offered Space or at the time Tenant’s lease of any Offered Space under this Section 12 would otherwise commence.

“Expansion Market Rent” shall mean ninety five percent (95%) of the then prevailing market rate for a three (3) year lease of biotech and office space in the Greater Boston, Massachusetts “Metro-West” area comparable to the Premises in terms of location within a building, finish, age, building quality and amenities for a tenant of equal size and financial strength as Tenant, under terms and conditions substantially the same as those of this Lease as though then available for single occupancy for the Permitted Uses (or any higher and better use then being made by Tenant) in “as-is” condition or such better condition in which Tenant is required to maintain the Premises.

If Tenant exercises its rights under this Section 12, Landlord shall use reasonable efforts to deliver the Offered Space as set forth in Landlord’s offer. Landlord’s failure to deliver, or delay in delivering, all or any part of the Offered Space by reason of Force Majeure, and including continued occupancy of any such Offered Space by any occupant thereof, shall not give rise to any liability of Landlord, shall not alter Tenant’s obligation to accept such Offered Space when delivered, shall not constitute a default of Landlord, and shall not affect the validity of the Lease; provided that if delivery of the Offered Space does not occur within sixty (60) days after the delivery date set forth in Landlord’s Offer, Tenant may elect to withdraw its exercise of its rights under this Section 12 by notice given within five (5) business days after the expiration of such sixty (60) day period. If Tenant so notifies Landlord, Landlord shall have no further obligation to offer the Offered Space to Tenant nor shall Tenant have any further right to lease the same under this Section 12 so long as (i) Landlord enters into a lease agreement with respect to the Offered Space within one hundred twenty (120) days after the date that Tenant notifies Landlord of its election to withdraw its exercise of its rights under this Section 12 and (ii) the net effective rental rate thereunder is at least ninety percent (90%) of the net effective rental rate in Landlord’s offer to Tenant. If Landlord desires to offer the Offered Space at a net effective rental rate less than ninety percent (90%) of the net effective rental rate in Landlord’s offer to Tenant, or does not lease the Offered Space within such one hundred twenty (120) day period, then the right of first offer in this Section 12 shall again apply to the Offered Space, and Landlord may not lease it without again complying with the provisions hereof.

This Section 12 shall not be construed to grant to Tenant any rights or interest in any space in the Building and any claims by Tenant alleging a failure of Landlord to comply herewith shall be limited to claims for monetary damages and Tenant may not assert any rights in any space nor file any lis pendens or similar notice with respect thereto.

Tenant’s rights under this Section 12 are personal to Tenant and shall not apply to any Transferee of Tenant (other than a Transferee under a transfer permitted by the second sentence of Section 5.8). If at any time during the Term Tenant has transferred any portion of the Premises (not including transfers permitted by the second sentence of Section 5.8), then Tenant’s rights under this Section 11 shall be null and void and of no further force or effect.

13. Extension Option.

(a) Tenant shall have the option to extend the Term for one (1) additional five (5) year extension term (the “Extension Term”) by notice given to Landlord at least ten (10) months before the Term Expiration Date. Tenant’s election shall be exercised, and Annual Fixed Rent for the Extension Term determined, as set forth below. If Tenant fails timely to exercise its option for the Extension Term, Tenant shall have no further extension rights hereunder.

(b) Tenant’s option so to extend the Term shall be void, at Landlord’s election, if Tenant is in default (subject to any applicable notice and cure periods) at the time Tenant elects to extend the Term or at the time the Term would expire but for such extension. The extension of the Term shall be applicable to the entire Premises and Tenant shall have no right to extend the Term for only a portion of the Premises. During the Extension Term, if any, all provisions of the Lease shall apply except that Tenant shall have no further option to extend the Term after the Extension Term.

(c) During the Extension Term, Tenant shall pay Annual Fixed Rent equal to ninety five percent (95%) of the then prevailing market rate for a five (5) year lease of biotech and office space in the Greater Boston, Massachusetts “Metro-West” area comparable to the Premises in terms of location within a building, finish, age, building quality and amenities for a tenant of equal size and financial strength as Tenant, under terms and conditions substantially the same as those of this Lease as though then available for single occupancy for the Permitted Uses (or any higher and better use then being made by Tenant) in “as-is” condition or such better condition in which Tenant is required to maintain the Premises (the “Fair Market Rent”).

(d) Landlord shall notify Tenant of its estimate of the Fair Market Rent within ten (10) days after Tenant exercises the applicable extension option. Tenant shall within fifteen (15) business days following delivery of such estimate: (i) accept such estimate, (ii) elect to have the Fair Market Rent determined as provided in Section 13(e) below, or (iii) withdraw its exercise of the extension option; provided, that Tenant’s failure to respond within such fifteen (15) business day period shall be deemed to be an election to have the Fair Market Rent determined as provided in Section 13(e) below. Landlord agrees to meet with Tenant, if Tenant requests such meetings, at least twice during such fifteen (15) business day period at reasonable, mutually agreed upon times during business days to discuss Landlord’s Fair Market Rent determination.

(e) If Tenant elects (or is deemed to have elected) to have Fair Market Rent determined as provided in this Section 13(e), each of Landlord and Tenant, within twenty (20) days after the date of such election (or deemed election), shall appoint as an arbitrator an MAI appraiser with at least ten (10) years experience as an appraiser of office buildings in the Greater Boston area, including first class suburban office buildings, and shall give notice of such appointment to the other party. If either Landlord or Tenant shall fail timely to appoint an arbitrator, the other may apply to the Boston office of the American Arbitration Association (“AAA”) for appointment of such an arbitrator five (5) business days after notice of such failure to the delinquent party if such arbitrator has not then been appointed. The two arbitrators shall, within five (5) business days after appointment of the second arbitrator, appoint a third arbitrator who shall be similarly qualified. If the two arbitrators are unable to agree timely on the selection of the third arbitrator, then either arbitrator on behalf of both may request such appointment from the Boston office of the AAA. The arbitration shall be conducted in accordance with the commercial arbitration rules of the AAA insofar as such rules are not inconsistent with the provisions of this Lease (in which case the provisions of this Lease shall govern). The arbitrators shall be charged to reach a majority written decision in accordance with the standards for the Fair Market Rent as provided in this Section, within twenty (20) days after the third arbitrator is appointed, by selecting either of the final estimates of the Fair Market Rent provided by Landlord and Tenant at the commencement of the hearing. The arbitrators shall have no authority or jurisdiction to make any other determination of such amount. The cost of the arbitration (exclusive of each party’s witness and attorneys fees, which shall be paid by such party) shall be borne equally by the parties. If the AAA shall cease to provide arbitration for commercial disputes in Boston, the second or third arbitrator, as the case may be, shall be appointed by any successor organization providing substantially the same services, and in the absence of such an organization, by a court of competent jurisdiction under the arbitration act of The Commonwealth of Massachusetts.

(f) If Landlord should delay in giving the notice which begins the valuation procedures of this Section, or if the process should otherwise be delayed for any reason, then such procedures shall nevertheless remain in effect and be applicable when and as invoked with respect to Annual Fixed Rent payable during the Extension Term; but until such procedures are completed, Tenant shall pay on account of Annual Fixed Rent at the rate established for Annual Fixed Rent for the last twelve (12) months of the Term (and upon Fair Market Rent being established, Tenant shall pay the same within twenty (20) days of such determination, retroactively to the beginning of the Extension Term). Each party shall bear the costs of the arbitrator selected by it and shall share equally in the costs of the third arbitrator selected in accordance herewith. The parties shall adjust for over or under payments within twenty (20) days after the decision of the arbitrators is announced.

(g) Promptly after the Annual Fixed Rent is determined for the Extension Term, Landlord and Tenant shall enter into an amendment of the Lease confirming the extension of the Term and the new rate for Annual Fixed Rent.

14. Signage. Tenant has the right, at its sole cost and expense, to install and maintain signage (i) consistent with Tenant’s signage in the Building as of the date of this Second Amendment and that of any other subtenants on the Building lobby directory and on the first and third floor entrances to the Premises and (ii) on a portion of the monument sign equal in size to its pro rata share of the Building based on the square footage of the Premises.

15. Direct Lease. Upon request of Landlord in connection with Landlord’s prospective transfer or financing of the Building, Tenant will enter into an Amended and Restated Lease upon the same terms as the Lease, but contained in a single document.

16. Notification. Any notice, approval, consent and other like communication hereunder from Landlord to Tenant or from Tenant to Landlord shall be effective only if given in writing and shall be deemed duly delivered if (i) hand delivered, (ii) mailed by prepaid certified or registered mail, return receipt requested, or (iii) delivered by a national overnight delivery service, receipt confirmed. If requested, Tenant shall send copies of all such notices in like manner to Landlord’s mortgagees and any other persons having an interest in the Premises and designated by Landlord. Any notice so addressed shall be deemed duly delivered on the third (3rd) business day following the day of mailing if so mailed by registered or certified mail, return receipt requested, whether or not accepted, or on the date of delivery if hand delivered or sent by overnight delivery service. Communications to Tenant shall be addressed to President and CEO – Pieter Muntendam. Communications to Landlord shall be addressed to P. 0. Box 549249 c/o 225 Wyman Street, Waltham, Massachusetts 02454-9249, Attention: Real Estate Manager, and a copy of all notices shall be sent to Landlord’s attorneys, Chief Legal Officer, Hobbs Brook Management LLC, P.O. Box 54929, Waltham, Massachusetts 02454-9249 and Richard D. Rudman, Esq., DLA Piper LLP (US), 33 Arch Street, 26th Floor, Boston, Massachusetts 02110. Either party may from time to time designate other addresses within the continental United States by notice to the other.

17. Tenant’s Representative. Tenant’s Representative under Section 8.14 of the Lease is President and CEO – Pieter Muntendam.

18. Brokerage. Landlord and Tenant each represent and warrant to the other that it has had no dealings with any broker or agent in connection with this Second Amendment or the negotiation hereof, except Richards Barry, Joyce and Partners, LLC and Wyman Street Advisors (the “Brokers”). Landlord and Tenant each covenant to defend (by counsel reasonably acceptable to the other party), pay, hold harmless and indemnify the other from and against any and all costs, expense or liability for any compensation, commissions, and charges claimed by any broker or agent, with respect to this Second Amendment or the negotiation thereof arising from a breach of the foregoing warranty. Landlord shall pay all commissions or other brokerage fees and compensation due to Brokers by separate agreement with Landlord in connection with this Second Amendment.

19. Ratification. Except as set forth herein, the terms of the Lease are hereby ratified and confirmed.

20. Miscellaneous. Except as modified herein, the Lease and all of the terms and provisions thereof shall remain unmodified and in full force and effect as originally written. Tenant’s obligation to pay Annual Fixed Rent and Additional Rent under the Lease shall be absolute, unconditional, and independent and shall not be discharged or otherwise affected by any law or regulation now or hereafter applicable to the Premises, or any other restriction on Tenant’s use, or, except as expressly provided in the Lease, any casualty or taking, or any failure by Landlord to perform or other occurrence; and Tenant waives all rights now or hereafter existing to terminate, quit or surrender this Lease or the Premises or any part thereof, or to assert any defense in the nature of constructive eviction to any action seeking to recover Annual Fixed Rent and Additional Rent, provided, however, that nothing herein shall prevent Tenant from bringing a separate claim for monetary damages or injunctive relief in the event of a Landlord default. In the event of any conflict or inconsistency between the provisions of the Lease and the provisions of this Second Amendment, the provisions of this Second Amendment shall control. All terms used herein but not defined herein which are defined in the Lease shall have the same meaning for purposes hereof as they do for purposes of the Lease. The recitals set forth above in this Second Amendment are hereby incorporated by this reference. This Second Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective beneficiaries, successors and assigns. This Second Amendment shall be deemed to have been executed and delivered within The Commonwealth of Massachusetts, and the rights and obligations of Landlord and Tenant shall be construed and enforced in accordance with, and governed by, the laws of The Commonwealth of Massachusetts. Each party has cooperated in the drafting and preparation of this Second Amendment and, therefore, in any construction to be made of this Second Amendment, the same shall not be construed against either party. This Second Amendment may be executed in counterparts, and when both Landlord and Tenant have signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one Second Amendment, which shall be binding upon and effective as to Landlord and Tenant. In case any one or more of the provisions contained in this Second Amendment shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Second Amendment, and this Second Amendment shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

[Signature Pages Follow]

EXECUTED as a sealed Massachusetts instrument as of the date first written above.

LANDLORD:

610 LINCOLN LLC

By:	/S/ Donald G. Oldmixon
Name: Donald G. Oldmixon
Title: Manager

TENANT:

BG MEDICINE, INC., a Delaware corporation

By:	/S/ Pieter Muntendam
Name: Pieter Muntendam
Title: President & CEO

EXHIBIT 1

Floor Plans of Office Space Premises and Lab Space Premises

[GRAPHIC]

EXHIBIT 2

Plans of First Offer Space on 1st and 3rd Floors

[GRAPHIC]

EXHIBIT 3

Licenses and Services

RECEPTION FULLY LOADED FTEs INCLUDING TEMP COVERAGE

MWRA LICENSE FEE - MWRA

MWRA TESTING - ANNUAL AND SEMIANNUAL TESTING - GZA

MWRA TESTING - SILVER ANALYSIS TESTING - EVOLVE TECHNOLOGIES

WASTE NEUTRALIZATION MAINTENANCE EQUIP/PERMIT - GPC BIOTECH

PERSONNEL COSTS

WASTE NEUTRALIZATION MAINTENANCE - CONTRACT COSTS

WASTE NEUTRALIZATION - OPERATOR TRAINING COSTS

RODI MAINTENANCE - FLUID SOLUTIONS

FACILITY CLEANING - NEW ENGLAND CLEANING

FACILITY CLEANING - SUPPLIES

VACUUM SYSTEM MAINTENANCE BUDGET

EXHIBIT 4

Tenant’s Permitted Hazardous Materials

Tenant may store and or use hazardous materials as needed to operate their business provided the use, and storage of said materials is in all respects, in compliance with all applicable local, state and federal regulations. Provided, however that the use of flammable materials not exceed the limits set below:

Flammable materials as noted:

BG Medicine Flammables	Allocation to be stored and used on the third floor.
Class 1A	10 Gallons
Class 1B	35 Gallons
Class 1C	25 Gallons
Class II	100 Gallons
Class IIIA	100 Gallons
Class IIIB	100 Gallons
Flammable Solids	2 Pounds
Flammable Gases	250 Cubic Feet

EXHIBIT 5

Janitorial Specifications for Cleaning of Lab Space Premises

1. LABS AND RELATED AREAS

DAILY

1.	Empty the wastebaskets and replace the plastic liners as needed.

2.	Spot clean the glass panes on the doors and the partitions.

3.	Sweep, dry mop or vacuum the resilient tile flooring.

4.	Spot mop the resilient tile flooring.

5.	Pick up and discard broken glass.

6.	Pick up and discard (triple rinsed) reagent bottles in 55 gallon bins in chemistry.

SEMI-WEEKLY

1.	Damp mop the resilient tile flooring.

2	Spray buff and/or burnish the resilient tile flooring.

MONTHLY

1.	Wash both sides of the glass panes an the doors and the partitions.

2.	Dust the ceiling corners and other items outside of reach.

J. STAIRWAYS

DAILY

1.	Sweep or vacuum the stair treads and the landings.

2.	Spot mop the stair treads and the landings.

3.	Vacuum the stair treads and the landings.

WEEKLY

1.	Damp mop the stair treads and the landings.

2.	Damp wipe the railings, door frames, doors, lighting fixtures, and other items within reach.

MONTHLY

1.	Dust the ceiling corners and other items outside of reach.

EXHIBIT 6

Janitorial Specifications for Cleaning of Office Space Premises

OFFICE AREA

Daily/Nightly Monday through Friday, excluding holidays.

•	Empty all waste receptacles and return to proper locations.

•	Sweep and dust mop all uncarpeted areas.

•	Vacuum all rugs and carpeted areas.

•	Dust horizontal surfaces of furniture and equipment within normal reach.

•	Clean and sanitize all drinking fountains and water coolers.

•	Remove finger marks from glass sidelights

•	Wipe Clean all brass and other metal surfaces within normal reach.

Clean Tenant kitchen space, (sink, surfaces, and floors with germicide)

Monthly:

Remove all finger marks from doors, door jambs, and light switches Spot clean tile floor areas where needed

Quarterly:

Wash interior partition glass surfaces.

Dust picture frames, chart boards and similar wall hangings

RESTROOMS

Daily

•	Sweep and mop floors

•	Clean and sanitize all floors, toilet seats, bowls, urinals and fixtures

•	Clean all mirrors and shelves

•	Refill towel dispensers, tissue holders, materials to be furnished by Landlord.

•	Empty paper towel receptacles

•	Dust all partitions

Monthly:

Machine scrub restroom floors

Wash all partitions, dispensers and splash areas

Dust all light fixtures and ventilating grills.

Quarterly:

Wash all tile walls and partitions.

Tenant requiring services in excess of those above shall request through Landlord at Tenant’s expense.